UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 1, 2011
VICOR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51475	20-2903491

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Corporate Blvd., N.W., Suite 123
Boca Raton, Florida	33431

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (561) 995-7313
NONE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02: Entry into Material Definitive Agreement; Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective as of January 1, 2011, Vicor Technologies, Inc.(the “Company”) announced that it had appointed Thomas J. Bohannon, age 65, to serve as the Company’s Chief Financial Officer. Mr. Bohannon has served as the Company’s Chief Accounting Officer since December 28, 2008, and will continue to serve in that position. In connection with Mr. Bohannon’s s appointment, David H. Fater has stepped down from his position as the Chief Financial Officer of the Company. Mr. Fater will continue to serve as the Company’s Chief Executive Officer, President and as Chairman of the Board of Directors.
     Mr. Bohannon has been in the accounting and financial field for more than 40 years. Mr. Bohannon worked as a senior manager at Ernst & Young in Atlanta from 1968 until 1978 where he specialized in financial and SEC reporting before becoming the partner in charge of audit and review services for Pappadakis, Nelson & Bohannon from 1978 — 1991. Since 1992, he has focused on his own consulting practice, serving as the financial officer for a variety of companies in the Southeast United States. He holds a B.S. from Auburn University and a Masters in Business Administration, Concentration in Accounting from Tulane University. He is a Certified Public Accountant licensed in Georgia.
     No adjustments were made to Mr. Bohannon’s compensation as a result of his appointment to the position of Chief Financial Officer, but he will continue to be eligible for such adjustments to his compensation as may be made from time to time in accordance with his existing consulting agreement with the Company and the Company’s compensation and incentive plans. In addition, effective of December 31, 2010, options to acquire 100,000 shares of the Company’s common stock were granted to Mr. Bohannon under the Company’s 2008 Stock Option Plan, at an exercise price of $.51 per share, with 50% of the options vesting one year after the grant date and the remaining 50% vesting two years after the grant date. The options expire seven years after the grant date.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICOR TECHNOLOGIES, INC.
Date: January 4, 2010	By:	/s/ David H. Fater
David H. Fater
President and Chief Executive and Financial Officer